EXHIBIT 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104

December 15, 2023

TG Venture Acquisition Corp.

1390 Market Street, Suite 200

San Francisco, CA 94102

The Flexi Group Limited

c/o Lucosky Brookman LLP

Attn: Christopher Haunschild

111 Broadway

Suite 807

New York, NY 10006

Re:	Business Combination Agreement by and among TG Venture Acquisition Corp., The Flexi Group Limited, The Flexi Group Holdings Ltd., The Flexi Merger Co. Ltd. and Flexi Merger Co. LLC

To the Boards of Directors:

We have acted as counsel to TG Venture Acquisition Corp., a Delaware corporation (“TGVC”) in connection with the Business Combination, as defined and described in the Business Combination Agreement dated as of December 5, 2022 (the “Agreement”) by and among (i) TG Venture Acquisition Corp., a Delaware corporation (“TGVC”), (ii) The Flexi Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Flexi”), (iii) The Flexi Group Holdings Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of Flexi (“PubCo”), (iv) The Flexi Merger Co. Ltd., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct, wholly owned subsidiary of PubCo (“Target Merger Sub”), and (v) Flexi Merger Co. LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of PubCo (“SPAC Merger Sub”). This opinion is being delivered in connection with the Registration Statement on Form F-4 (as amended, the “Registration Statement”) filed by PubCo with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise indicated, each capitalized term not defined herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Business Combination Agreement, (ii) the Registration Statement, (iii) the letters of representation issued to us by TGVC and Flexi and dated as of February 7, 2023 (the “Tax Representation Letters”), (iv) documentation provided as part of the diligence performed on Flexi, and (v) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Business Combination will be effected in accordance with the terms of the Business Combination Agreement and that no amendment or waiver of material terms will occur, (ii) the information set forth in the Registration Statement, Business Combination Agreement, Tax Representation Letters and documents provided as part of the diligence process is true, complete and correct and will remain true, complete and correct at all times up to and including the TGVC Merger Effective Time, (iii) the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement and the Transaction Documents, and (iv) any documents, where relevant, have been or will be properly executed, timely filed, and legally enforceable. We have also assumed that any representations made in the Business Combination Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of TGVC or Flexi, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the TGVC Merger Effective Time, in each case without such qualification.

In rendering our opinion, the analysis herein is based on our interpretation of (i) the Internal Revenue Code of 1986, as amended (the “Code”) as in effect on the date hereof, (ii) the applicable Treasury Regulations promulgated under the Code (the “Treasury Regulations”) as in effect the date hereof, (iii) current administrative interpretations the of the Code and the Treasury Regulations, (iv) existing judicial decisions, all of which are subject to change or modification at any time and (v) such other authorities as we deemed relevant. The Code and Treasury Regulations, and interpretations thereof, are subject to change, which could adversely affect the analysis. Should there be any change, including any change having retroactive effect, in the Code, the Regulations, and administrative guidance issued thereunder, or in the prevailing judicial interpretation of the foregoing, the conclusions expressed herein would necessarily have to be reevaluated in light of such change.

Based upon and subject to the foregoing, we are of the opinion that the transactions contemplated by the Business Combination Agreement, taken together, as set forth under the heading “Material Tax Considerations—U.S. Federal Income Tax Considerations,” and subject to the limitations and qualifications therein, will qualify as an exchange pursuant to Section 351 of the Code.

This conclusion is not impacted by the “passive foreign investment company” (“PFIC”) rules because TGVC is a domestic corporation and therefore is not subject to the PFIC rules.

We express no opinion on the potential United States federal income tax consequences of the Business Combination not specifically addressed herein. In particular, we express no opinion, other than as set forth under the heading “Material Tax Considerations—U.S. Federal Income Tax Considerations,” regarding whether Section 367 of the Code will apply to require Holders of TGVC shares to recognize gain despite the fact that the transactions contemplated by the Business Combination Agreement will qualify as an exchange pursuant to Section 351 of the Code. As further discussed therein, we are unable to opine on the application of Section 367 of the Code given the uncertainty as to whether each U.S. Holder that is a “five-percent transferee shareholder” will file “gain recognition agreements” under applicable Treasury Regulations and because whether Section 367(a) of the Code will apply depends on factors that cannot be determined until the Business Combination is completed.

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The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all facts, information, statements and representations referred to, set forth or assumed herein, in the Business Combination Agreement, the Registration Statement, the Tax Representation Letters and other documentation provided. Any material change in the law, authorities, or such facts, information, statements or representations could affect the conclusions stated herein. This opinion is expressed as of the date hereof and is prospective, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in (i) applicable law or (ii) factual matters arising subsequent to the date hereof that would cause any statement, representation or assumption herein to no longer be true or correct. The conclusions are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service would not take contrary positions to these conclusions and would not be successful in sustaining such contrary positions.

Except as set forth above, we express no opinion as to the tax consequences, whether U.S. federal, state, local or foreign, of the Business Combination or any other transaction, including any other transaction undertaken in connection with the Business Combination or contemplated by the terms of the Business Combination Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the discussion of our opinion under the caption “Material Tax Considerations—U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)

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